Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Healthcare AI Acquisition Corp. (the “Company”) on Form S-1 of our report dated March 19, 2021, except for the effects of the warrant liability discussed in Note 2 as to which the date is June 4, 2021 and Note 9 as to which the date is November 18, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Healthcare AI Acquisition Corp. as of February 24, 2021 and for the periods from February 12, 2021 (inception) through February 24, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

West Palm Beach, FL

November 18, 2021

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